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                                                                    EXHIBIT 10.1


July 5, 2001

Phillips Petroleum Company
1266 Adams Building
Bartlesville, Oklahoma  74004
Attn:  Clyde W. Lea

Chevron Phillips Chemical Company LLC
1301 McKinney Street
Houston, Texas  77010
Attn:  James Gallogly

         Re:      Contribution Agreement Amendments - K-Resin Spare Reactor

Gentlemen,

         This letter agreement is executed and delivered to confirm certain matters with respect to the Contribution Agreement, dated as of May 23, 2000 (the "Contribution Agreement"), by and among Chevron Corporation, a Delaware corporation ("Chevron"), Phillips Petroleum Company, a Delaware corporation ("Phillips"), and Chevron Phillips Chemical Company LLC, a Delaware limited liability company ("CPCC"), including Annex C thereto ("Annex C"). More specifically, this letter agreement modifies and clarifies certain provisions of the Contribution Agreement and Annex C in light of CPCC's current proposed rebuild plan for the K-Resin Plant. Each capitalized term used and not otherwise defined herein which is defined in the Contribution Agreement or Annex C shall have the meaning ascribed to it in the Contribution Agreement or Annex C.

         The Contribution Agreement and Annex C contain various provisions which set forth obligations of Phillips which arose out of the K-Resin Accident. In particular, Section 6.19(b) of the Contribution Agreement ("Section 6.19(b)") provides that Phillips shall make a capital contribution to CPCC equal to the tax-adjusted shortfall from the Projected K-Resin EBITDA for the period commencing on the Closing Date and ending on the earlier of (i) December 31, 2002 or (ii) six months after production capacity equal to 370 million pounds per year has been restored at the K-Resin Plant, subject to a maximum cap of $30 million. Also, Section 2.2(a)(ix) of Annex C ("Section 2.2(a)(ix)") provides that Phillips shall indemnify and hold harmless Chevron, CPCC and each of their affiliates from and against all physical damage to the K-Resin Plant or other property of CPCC arising out of the K-Resin Accident, and all costs of the K-Resin Repair. Moreover, Section 2.2(a)(ix) provides that to the extent that the K-Resin Repair has not been completed by January 1, 2003, Phillips will on the first day thereafter pay CPCC the estimated amount (as reasonably determined by CPCC and agreed to by Phillips) of any remaining costs to complete the K-Resin Repair. Annex C defines K-Resin Repair to mean repairing or replacing any equipment necessary to achieve sustainable production capacity at the K-Resin Plant and/or Designated Replacement Facilities equal to 370 million pounds per year in

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accordance with all applicable laws and Prudent Industry Practices, including certain specified actions to ensure safe and reliable operations.

         Section 7.1(a)(xvii) of the Amended and Restated Limited Liability Company Agreement of CPCC (the "LLC Agreement") vests with CPCC's Board of Directors (the "CPCC Board") the authority to make all material decisions regarding the repair, replacement and startup relating the K-Resin Accident. Pursuant to this authority, the CPCC Board has approved a plan to rebuild the K-Resin Plant including the spare reactor (the "Spare Reactor"), but has asked CPCC to work with Phillips and Chevron in order to reach an agreement on not installing the Spare Reactor at the present time. CPCC believes that a rebuild which does not include the Spare Reactor will result in sustainable production capacity of the K-Resin Plant equal to approximately 335 million pounds per year. A rebuild which includes the Spare Reactor will result in sustainable production capacity of the K-Resin Plant to approximately 370 million pounds per year.

         In light of the CPCC Board's decision and resulting discussions between representatives of CPCC, Chevron and Phillips, the parties have agreed on a course not to rebuild the Spare Reactor at the present time, and CPCC, Chevron and Phillips have deemed it appropriate:

        (i) to amend Section 6.19(b), Section 2.2(a)(ix) and the definition of K-Resin Repair, in each case to reflect the lower sustainable production capacity of the K-Resin Plant without the Spare Reactor; and

        (ii) that Phillips make a capital contribution of $6,350,000 to CPCC upon signing this letter agreement, such capital contribution being the estimated amount of the present cost to rebuild and install the Spare Reactor, and being a capital contribution which Phillips would have been obligated to make (although not necessarily at the present time) under the original terms of the Contribution Agreement and Annex C as it represents a cost of the K-Resin Repair (as originally defined).

         In accordance with the foregoing, CPCC, Chevron and Phillips hereby agree as follows.

         1. Amendment of Section 6.19(b). Section 6.19(b) is hereby amended and restated to read in its entirety as follows:

               (b) In addition to the capital contribution set forth in Section 6.19(a), Phillips shall make a capital contribution to the Company equal in amount to the tax-adjusted shortfall (the "Tax-Adjusted Shortfall") from the Projected K-Resin EBITDA for the period commencing on the Closing Date and ending on the earlier of (i) December 31, 2002 or (ii) the later of (A) October 31, 2002 or (B) six months after production capacity equal to 335 million pounds per year has been restored at the K-Resin Plant (the "Cut-Off Date"), subject to a maximum cap of $30 million. The amount of Phillips' contribution pursuant to this Section 6.19(b) shall be determined as soon as practicable after the Cut-Off Date, and any contribution which is then due shall be made within three business days of such determination. However, no capital contribution will be due unless there is a

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         cumulative EBITDA shortfall at the end of the period. The "Tax-Adjusted
         Shortfall" is an amount equal to the product of (i) the applicable cumulative EBITDA shortfall and (ii) the excess of 100% over the applicable Tax Rate (as defined in the Amended LLC Agreement). The "Tax-Adjusted Shortfall" shall be determined after giving effect to the provisions contained below in Section 6.19(e).

         2. Amendment of Definition of K-Resin Repair. The definition of K-Resin Repair in Section 1.1(b) of Annex C is hereby amended and restated to read in its entirety as follows:

               "K-Resin Repair" shall mean repairing or replacing any equipment necessary to achieve sustainable production capacity at the K-Resin Plant and/or Designated Replacement Facilities equal to 335 million pounds per year in accordance with all applicable laws and Prudent Industry Practices, and shall include, but not be limited to, the following actions to be taken by the Company to assure safe and reliable operations:

                        (i) Implementing all changes, modifications or improvements pertaining to the K-Resin Plant and surrounding facilities (and/or Designated Replacement Facilities) required by the terms of any orders or settlements with any governmental body, authority or agency relating to the K-Resin Accident or the K-Resin Repair, but excluding the incremental cost of compliance with any regulations adopted after the Closing Date of general application to existing industrial facilities (unless the K-Resin Accident was the primary reason for the adoption of the regulation);

                        (ii) Implementing any changes, modifications or improvements pertaining to the K-Resin Plant and surrounding facilities (and/or Designated Replacement Facilities) required by the Company's insurance carriers; and

                        (iii) Conducting a joint process hazards analysis on the
               K-Resin Plant with Chevron and Phillips, and implementing any recommended changes, modifications or improvements prior to startup of the K-Resin Plant (and/or Designated Replacement Facilities).

         3. Amendment of Section 2.2(a)(ix). Section 2.2(a)(ix) is hereby amended and restated to read in its entirety as follows:

               (ix) all physical loss or damage to the K-Resin Plant or other property of the Company arising out of the K-Resin Accident, and all costs of the K-Resin Repair, in all cases, (i) net of (a) any insurance proceeds from independent sources (not affiliated with Phillips or Chevron) that the Indemnified Party receives in respect of such matter net of any costs incurred by such party in the

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         nature of increased insurance premiums or similar costs related to such recovery (determined on a reasonable present value basis) and (b) any indemnity payments (less costs of collection thereof) which such party receives from parties other than the party against whom such claim is asserted under the Contribution Agreement (including Annex C), and (ii) increased on a Net After-Tax Basis for any income or franchise tax incurred by such party as a result of any insurance proceeds or indemnity payments described in clause (i) of this sentence (other than any such insurance proceeds or indemnities payable to reimburse lost or forgone income) constituting taxable income. For purposes of this definition, "Net After-Tax Basis" means after any U.S. federal, state or local income or franchise taxes (assuming the deductibility of such state and local income and franchise taxes in calculating federal income tax) incurred as a result of receipt by the Company of any insurance proceeds or indemnity payments described in clause (i) of the immediately preceding sentence (other than any such insurance proceeds or indemnities payable to reimburse lost or forgone income), reduced by any tax benefit arising as a result of receipt of such insurance proceeds or such indemnity payments; provided, however, that Phillips' obligations with respect to the foregoing shall be limited to such changes, modifications or improvements that are identified to Phillips or the Company prior to the K-Resin Plant (and/or Designated
         Replacement Facilities) achieving sustainable production capacity equal to 335 million pounds per year. To the extent the K-Resin Repair has not been completed by January 1, 2003, Phillips will on the first business day thereafter pay the Company the estimated amount (as reasonably determined by the Company and agreed to by Phillips) of any remaining costs to complete the K-Resin Repair.

         4.    Phillips Capital Contribution.  (a) Phillips shall make a capital contribution in the amount of $6,350,000 to CPCC on the date hereof (the "Spare Reactor Contribution").

               (b) CPCC, Phillips and Chevron hereby agree that the Spare Reactor Contribution represents a reasonable estimate of the present cost to rebuild and install the Spare Reactor as part of the current K-Resin rebuild plan.

               (c) The Spare Reactor Contribution shall be treated as a deferred capital contribution in accordance with Section 8.8 of the LLC Agreement pursuant to which CPCC, Phillips and Chevron agree that any such deferred capital contribution is a capital contribution and will not be reported by CPCC as income. The Spare Reactor Contribution shall be treated as tax basis attributed to Phillips for purposes of Section 704(c) of the Code and the regulations thereunder. In the event that CPCC or Chevron incur any income or franchise tax as a result of CPCC's receipt of the Spare Reactor Contribution (other than as a result of the preceding sentence), Phillips shall indemnify and hold harmless Chevron and CPCC for any such income or franchise tax and shall make an additional capital contribution to CPCC for the amount thereof ("Spare Reactor Tax Contribution"). Any Spare Reactor Tax Contribution shall be treated as a deferred capital contribution in accordance with Section 8.8 of the LLC Agreement and will not be reported by CPCC as income.

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               (d)  No portion of the Spare Reactor Contribution or Spare
Reactor Tax Contribution shall be applied towards the cost of the K-Resin Repair (as that definition is amended by this letter agreement) for the purpose of reducing or otherwise affecting Phillips' obligations under Section 2.2(a)(ix) (as amended by this letter agreement).

         All other terms and conditions of the Contribution Agreement and Annex C shall remain in full force and effect and unaffected by the foregoing amendments and agreements. Section 12.1 (Counterparts), Section 12.2 (Governing Law; Jurisdiction and Forum; Waiver of Jury Trial), Section 12.8 (Amendments and Waivers) and Section 12.10 (Severability) of the Contribution Agreement are incorporated herein by reference.

         If you agree with the foregoing, please sign this letter in the space indicated below and return it to us. This letter constitutes the entire understanding among you, us and/or any of our respective affiliates, and supersedes all prior communications, agreements and understandings, written or oral, with respect to the matters contained in this letter.

                                       Sincerely yours,

                                       CHEVRON CORPORATION


                                       By:  /s/ Darald W. Callahan
                                           -------------------------------------
                                       Name:    Darald W. Callahan
                                       Title:   Executive Vice President

Acknowledged and Agreed:

PHILLIPS PETROLEUM COMPANY



By:    /s/ Frances M. Vallejo
    --------------------------------------
Name:    Frances M. Vallejo
Title:   Assistant Treasurer


CHEVRON PHILLIPS CHEMICAL COMPANY LLC



By:    /s/ Craig Glidden
   ---------------------------------------
Name:    Craig Glidden
Title:   Vice President and General Counsel

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